Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hall Tees, Inc.

7405 Armstrong

Rowlett, Texas 75088

We hereby consent to the inclusion in this Registration Statement on Form S-4/A of our report dated April 16, 2013, relating to the consolidated financial statements of Hall Tees, Inc., appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and 2011. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to us under the caption Experts in the Prospectus.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

October 9, 2013